EXHIBIT 10(e)

                       CONFIDENTIALITY, NONCOMPETITION AND
                            NONSOLICITATION AGREEMENT

         Confidentiality, Noncompetition and Nonsolicitation Agreement (the "Agreement") effective as of April 27, 1998 among Guardian International, Inc., a Nevada corporation (the "Company"), and Richard Clark ("Clark").

                                    RECITALS

         A. The Company, Clark, David Weston ("Weston"), Jeff Chivers ("Chivers") and Alan Dubow ("Dubow" and together with Clark, Weston and Chivers, the "Sellers") entered into a Stock Purchase Agreement (the "Stock Agreement") effective as of April 17, 1998 pursuant to which the Company agreed to purchase all of the outstanding common stock, $.15 par value per share (the "Common Stock") of Precision Security Systems, Inc., a Florida corporation, from Sellers.

         B. Clark acknowledges that he will obtain confidential and proprietary information relating to the business of the Company as a result of consummation of the transactions contemplated by the Stock Agreement, and acknowledges that the covenants not to compete and confidentiality provisions in this Agreement are reasonable.

                                    AGREEMENT

         l.       CONFIDENTIALITY.

                  a. Clark agrees that he will hold in a fiduciary capacity for the benefit of the Company, and shall not, directly or indirectly, use or disclose, except as authorized by the Company, any Confidential Information (as defined below) that Clark may have or acquire (whether or not developed or compiled by Clark and whether or not Clark has been authorized to have access to such Confidential Information). The term "Confidential Information" as used in this Agreement shall mean and include any material information, data and know-how relating to the business of the Company that is disclosed to Clark by the Company or known by him as a result of his relationship with the Company (or a company acquired by the Company) and not generally within the public domain (whether constituting a trade secret or not) including, without limitation, the following: financial information, supply and service information, marketing information, personnel information, customer information and information with respect to any corporate affairs that the Company treats as confidential.

                  b. The term "Confidential Information" does not include information that has become generally available to the public by the act of the Company or by the act of one who has the right to disclose such information without violating any right of the Company or the customer to which such information pertains.


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                  c. Nothing in this Section 1 shall prevent Clark from
disclosing any Confidential Information to the extent such disclosure is required by law or any order of a court or government authority with jurisdiction, provided, however, that Clark agrees to give the Company advance written notice as soon as possible of the Confidential Information required to be disclosed, and at the Company's request, to use his best efforts to obtain assurances that the Confidential Information required to be disclosed will be maintained on a confidential basis and will not be disclosed to a greater degree than required by law.

                  d. These rights of the Company are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

         2. COVENANT NOT TO COMPETE. Clark agrees that he will not engage or participate, directly or indirectly, in any business that competes with the business of the Company in Dade County, Broward and Palm Beach County, Florida, whether as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or other representative capacity, for a period of four (4) years after the date of this Agreement. Notwithstanding the foregoing, Clark may (i) hold an investment representing less than a 5% interest in any publicly held entity engaging in a business that competes with the business of the Company and (ii) be an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or other representative of an entity that does not engage in burglar alarm, fire alarm, closed circuit television and electronic access and control and central monitoring services; PROVIDED, HOWEVER, that Clark agrees to refer customers seeking monitoring services to Company. In the event any court shall refuse to enforce any portion of the covenant set forth in this Section 2, then such unenforceable portion shall be deemed eliminated and severed from said contract for the purposes of said court's proceedings to the extent necessary to permit the remaining portions of the covenant to be enforced.

         3. NONSOLICITATION. Clark agrees that he will not, from the date of this Agreement and forever thereafter, for himself or on behalf of or in conjunction with any third party solicit any employee of the Company or its subsidiaries to leave such employment; PROVIDED, that the posting by Clark or any entity with which Clark is involved of general advertisements soliciting employees shall not constitute the solicitation of any employee of the Company or its subsidiaries. Clark further agrees that, from the date of this Agreement and for an unlimited period thereafter, he will not directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any competing business, any customers of the Company or its subsidiaries existing as of the date of this Agreement. If, as of the date of this Agreement, Clark is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties (a "Venture"), or any discussions, analysis or negotiations with respect to an investment in, merger, acquisition or purchase, directly or indirectly, of the stock, assets, or business of any entity (an "Acquisition"), all rights in the Venture and the Acquisition and any opportunity to make any investment in the entity to be so acquired (the "Target") shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company; PROVIDED, HOWEVER, that this Section shall not apply to any Venture or Acquisition involving Clark and Green Balance Company, Inc. Except as approved by the Board of Directors of the

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Company, Clark shall not be entitled to any interest in any such Venture or to invest or solicit any third party to invest in the Target or consummate the Acquisition, or to any commission, finder's fee or other compensation in connection therewith. In the event any court shall refuse to enforce any portion of the covenants set forth in this Section 3, then such unenforceable portion shall be deemed eliminated and severed from said contract for the purposes of said court's proceedings to the extent necessary to permit the remaining portions of the covenant to be enforced.

         4. REMEDIES. The parties acknowledge that the Company would not have an adequate remedy at law for money damages if the covenants contained in Sections 1, 2 or 3 were not complied with in accordance with their terms. The parties therefore agree that in the event of an anticipated breach or actual breach by Clark of the provisions of Sections 1, 2 or 3, the Company shall be entitled to inform in writing all of Clark's potential or new employers, partners, shareholders, officers, directors or borrowers of the terms of this Agreement. Because the breach or threatened breach of any of the covenants in Sections 1, 2 or 3 will result in immediate and irreparable injury to the Company, Clark agrees that the Company shall be entitled to an injunction restraining Clark from violating Sections 1, 2 and 3 to the fullest extent allowed by law. Clark covenants and agrees that if he violates any of the covenants and agreements in Sections 1, 2 or 3, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits which Clark directly or indirectly realizes or may realize as a result of or in connection with a violation. Nothing in this Agreement shall prohibit the Company from pursuing all other legal or equitable remedies that may be available to it for a breach or threatened breach, including the recovery of damages.

         5. TRANSITION PERIOD. For a period of six months after the date of this Agreement, Clark agrees to provide assistance to the Company upon the request of the Company at a rate of $300 per day, plus reasonable out-of-pocket expenses.

         6. ASSURANCES. The parties agree to execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered and filed, all further instruments, agreements or documents as may be necessary to consummate the transactions provided for in this Agreement and to do all further acts necessary to carry out the purpose and intent of this Agreement.

         7. WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with the waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived.

         8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to its conflicts of law principles.

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         9. LITIGATION; PREVAILING PARTY. If litigation is brought concerning this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall immediately pay upon demand, all reasonable attorneys' fees and expenses for the prevailing party.

         10. NOTICES. All notices and other communication required or permitted under this Agreement shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested (deemed delivered 5 business days after the date sent) or by telecopy (deemed delivered on the next business day after transmission), addressed as follows:

                           (a)      If to the Company, to:

                                    Guardian International, Inc.
                                    3880 North 28th Terrace
                                    Hollywood, FL 33020-1118
                                    Attention:  Richard Ginsburg

                                    with a copy to:

                                    Harvey Goldman, Esq.
                                    Steel Hector & Davis LLP
                                    200 South Biscayne Boulevard
                                    41st Floor
                                    Miami, FL 33131-2398

                           (b)      If to Clark, to:

                                    Richard Clark
                                    4521 P.G.A. Boulevard #350
                                    Palm Beach Gardens, FL  33418

                                    with a copy to:

                                    Marshall R. Pasternak, Esq.
                                    Greenberg, Traurig, et al.
                                    1221 Brickell Avenue
                                    Miami, FL 33131

         11. ASSIGNMENT. This Agreement shall inure to the benefit of and be legally binding upon all successors and assigns of the parties.

         12. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, negotiations, agreements and understandings,

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whether oral or written, with respect to its subject matter. This Agreement may be modified only by a written instrument properly executed by all parties to this Agreement.

         13. SEVERABILITY. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

                                             GUARDIAN INTERNATIONAL, INC.

                                             By: __________________________
                                                 Richard Ginsburg, President and
                                                 Chief Executive Officer

                                                 _______________________________
                                                 Richard Clark, Individually


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